Exhibit 10.20

Micromuse Inc.

FY2005

Incentive Compensation Program (ICP)

Worldwide Plan Description

FINAL– February 3, 2005

NOTE: Certain information on page 5 of this document (indicated by *) has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 1

FY2005 Worldwide Incentive Compensation Program (ICP) Overview

Micromuse seeks to provide special rewards to those employees who exhibit exceptionally high levels of performance in relation to the Company’s goals. Micromuse also links its rewards programs to the Company’s financial performance. This orientation to link rewards to both individual and company-wide performance is exemplified in the Worldwide Incentive Compensation Program (ICP) for FY2005.

This document describes Micromuse’s Worldwide ICP for FY2005 (effective October 1, 2004 through September 31, 2005). The program may be modified at any time, and for any reason, at the request of the Board of Directors of Micromuse.

The ICP is an “incentive” plan, in that it identifies a bonus target for participants up front, at the beginning of the program period (Micromuse’s fiscal year). The ICP is subject to termination or change for any reason by Micromuse at any time.

The ICP program is designed for 1) non-commissioned employees, that is, for employees who are not participants in a sales compensation or commission plan 2) employees who do not participate in any other bonus program, and 3) those countries where, in the judgment of local management, it is culturally appropriate and competitively necessary to have an incentive compensation plan to attract and retain talented employees.

The level of achievement of Micromuse’s Company-wide financial goals determines funding level of the FY2005 worldwide ICP. In measuring achievement of the Company-wide financial goals, two of Micromuse’s financial performance metrics are the key drivers for funding: 1) FY2005 quarterly net revenue, and 2) quarterly pro-forma fully diluted earnings per share.

The “annual ICP bonus target” for participants is determined at the beginning of the program period. Bonus targets are determined locally (in countries with employees that participate in the program), taking into account local competitive salary and incentive compensation data, as reviewed and approved by Human Resources.

The annual ICP bonus target is divided into quarterly amounts, which provides participants with four opportunities to receive a bonus each year. Salaried eligible participants are given specific goals to accomplish each quarter, and their performance against those goals is formally tracked and evaluated, resulting in a payout determination at the end of each quarter. In general, quarterly ICP goals should be “stretch” goals requiring performance above “normal” levels for the employee’s job. Eligible participants who are hourly (non-exempt) will not have set goals, but will be similarly assigned an overall bonus rating each quarter.

Quarterly payouts for the FY2005 ICP program will occur as soon as practical after the public announcement of Micromuse’s financial performance for each period.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 2

How the ICP Works

Eligibility

In countries where it is determined that the Worldwide ICP program is to be used, all employees who 1) are non-commissioned (e.g. not eligible to receive any compensation in the form of a commission) 2) do not participate in any other bonus program 3) are full-time and part-time (at least 20 hours a week) employees of Micromuse are eligible to participate in the ICP. Contractors, interns and temporary employees are not eligible to participate in the ICP.

New hires are eligible to participate in the ICP if they are on payroll within the first 21 days of the quarter. In other words, if a new employee joins Micromuse after the first 21 days of a given quarter, they become eligible to participate in the ICP at the beginning of the next quarter.

Any employee who is eligible to participate in the ICP must be employed by Micromuse on the last day of the quarter to receive the ICP payout for that quarter.

In the event of disability, the employee will be eligible to receive a pro-rated ICP payout for the quarter, based on the number of days worked by the employee in the quarter, and based on their individual performance rating and the financial performance measures for the quarter.

Employees must be in good standing at the time of the ICP payout (i.e. not on probationary status, subject to any disciplinary action, or in breach of their employee duties) to be eligible to receive an ICP payout. Because of this, an employee on a performance improvement plan is ineligible to participate in the program until the first quarter following satisfactory completion of the improvement plan.

Salaried employees who are otherwise eligible, but do not complete the ICP goal setting process, are not considered to be eligible to participate in the ICP.

ICP Bonus Target

The bonus target for each participant in the ICP is set based on assessment of prevailing local Country market rates for that employee’s job responsibilities. Bonus targets are not based strictly on compensation grade or job title.

Each participant in the ICP is assigned a bonus target by management, with approval by Human Resources. Bonus targets are determined at the beginning of the program period. Base salary is defined as the annual rate of base pay in effect for the employee at the start of each quarter in which he or she participates in the ICP. In the event an employee’s base salary is increased or decreased during the quarter, the bonus target of the employee under the ICP may be modified.

An employee’s bonus target under the ICP may change due to a promotion, demotion or other significant change in job responsibilities. The Manager and Director of the department, in coordination with Human Resources, must approve changes in the bonus target. If a participant’s bonus target under the ICP is changed during the quarter, a pro-ration will be calculated for that quarter to determine the overall quarterly bonus target.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 3

Bonus Calculation

The actual quarterly bonus to be paid to an eligible participant is a straightforward calculation taking into account 1) the Quarterly ICP Target, 2) the funding level of the ICP for the quarter, and 3) the individual ICP performance rating received for the quarter.

1) Determining Quarterly ICP Targets

Annual ICP Bonus Target	X	25%	=	Quarterly ICP Target
(1)

2) Determining Total Quarterly Payout Amounts for the ICP

Quarterly ICP Target	X	Overall ICP Funding %	X	Individual Performance %	=	Quarterly Payout
(1)		(2)		(3)

Company-wide Financial Measures – ICP Funding

ICP funding is a function of the Company’s ability to achieve certain financial goals at the company-wide level, specifically, quarterly net revenue and pro-forma fully diluted earnings per share (EPS) (see table, page 5).

Simply put, if the company does well financially, bonuses will “fund” (and include “upside” potential or payouts above 100%); if we do not achieve our financial goals, bonus funding will be reduced (or, potentially, go away altogether).

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 4

Q1 2005 Company-wide Financial Performance ICP Funding Grid

Net Revenue	Pro-forma Fully Diluted Earnings Per Share
	< *	*	*	*	*	*	*	*	> *
≥ *M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%

*M	0%	35%	53%	76%	100%	105%	110%	115%	120%

*M	*%	*%	*%	*%	85%	*%	*%	*%	*%
*M	*%	*%	*%	*%	67%	*%	*%	*%	*%
*M	*%	*%	*%	*%	50%	*%	*%	*%	*%
< *M	*%	*%	*%	*%	0%	*%	*%	*%	*%

Q2 2005 Company-wide Financial Performance ICP Funding Grid

Net Revenue	Pro-forma Fully Diluted Earnings Per Share
	< *	*	*	*	*	*	*	*	> *
≥ *	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%

*M	0%	35%	53%	76%	100%	105%	110%	115%	120%

*M	*%	*%	*%	*%	85%	*%	*%	*%	*%
*M	*%	*%	*%	*%	67%	*%	*%	*%	*%
*M	*%	*%	*%	*%	50%	*%	*%	*%	*%
< *M	*%	*%	*%	*%	0%	*%	*%	*%	*%

Q3 2005 Company-wide Financial Performance ICP Funding Grid

Net Revenue	Pro-forma Fully Diluted Earnings Per Share
	< *	*	*	*	*	*	*	*	> *
≥ *M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%

*M	0%	35%	53%	76%	100%	105%	110%	115%	120%

*M	*%	*%	*%	*%	85%	*%	*%	*%	*%
*M	*%	*%	*%	*%	67%	*%	*%	*%	*%
*M	*%	*%	*%	*%	50%	*%	*%	*%	*%
< *M	*%	*%	*%	*%	0%	*%	*%	*%	*%

Q4 2005 Company-wide Financial Performance ICP Funding Grid

Net Revenue	Pro-forma Fully Diluted Earnings Per Share
	< *	*	*	*	*	*	*	*	> *
≥ *M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%
*M	*%	*%	*%	*%	100%	*%	*%	*%	*%

*M	0%	35%	53%	76%	100%	105%	110%	115%	120%

*M	*%	*%	*%	*%	85%	*%	*%	*%	*%
*M	*%	*%	*%	*%	67%	*%	*%	*%	*%
*M	*%	*%	*%	*%	50%	*%	*%	*%	*%
< *M	*%	*%	*%	*%	0%	*%	*%	*%	*%

Note: * indicates material that has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 5

Important Notes:

•	For purposes of determining the appropriate funding percentage under the ICP, the following Micromuse financial metrics will be used for each quarter:

•	Pro-forma fully diluted earnings per share, and

•	Net revenue

•	In the event the net revenue and/or pro-forma fully diluted earnings per share results are between the percentages identified in the ICP funding matrix above, then the percentage payout will be calculated on a linear basis between the relevant percentages, rounding up to the nearest whole percent.

•	Allowances for mergers and acquisitions:

•	In the case of an acquisition, revised revenue and EPS targets will be calculated and substituted for those listed above, reflecting the combined net revenues and new pro-forma fully diluted EPS for the combined entity.

•	These changes will be made for the subsequent quarter, that is, the quarter immediately following the close of the acquisition.

•	The Board of Directors of Micromuse may modify the ICP program at any time.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 6

The ICP Goal Setting Process (Salaried Employees Only)

Salaried participants in the ICP must have a pre-determined set of 3-5 key goals that must be accomplished well in order to receive their bonuses. These goals should be “stretch” goals requiring performance above normal levels for the employee’s job.

The Goals worksheet (attached) must be completed, and signed by both the employee and his/her manager in order to be eligible for participation in the program. Completed Goal worksheets should be turned into Human Resources within 30 days after the start of the quarter, and copies should be kept by both the employee and his/her manager.

Employees who are otherwise eligible, but who have not completed the ICP goal-setting process, will not be eligible for participation in the ICP.

Employees must be in good standing at the time of the ICP payout (i.e. not on probationary status, subject to any disciplinary action, or in breach of their employee duties) to be eligible to receive an ICP payout. Because of this, an employee on a performance improvement plan is ineligible to participate in the program until the first quarter following satisfactory completion of the improvement plan.

Any employee who participates in the ICP must be employed by Micromuse on the last day of the quarter to remain eligible to receive the ICP payout for that quarter.

If goals need to be changed during the quarter, the employee and his/her manager should complete a new Goals worksheet and submit it as soon as possible to Human Resources. Goal changes in the last month of a quarter are not permitted.

Tracking Progress Against Goals

Participants and their managers are expected to meet at least monthly to review progress against goals, and make changes as needed.

End-of-Quarter Goal Assessment

Within 21 days after the completion of each quarter, managers must return completed evaluation forms to Human Resources for entry into the ICP database and calculation of the employee’s ICP payout. A maximum rating of 100% is allowed. Exceptions over 100% may be considered on a case-by-case basis, for review/approval by the CEO, in cases of individual accomplishments which are directly linked to increased Micromuse revenue.

Payouts

After the public announcement of the Company’s earnings, the company-wide performance measures will be calculated, and a determination made regarding the appropriate ICP funding percentage for the quarter. Payouts will occur as soon as administratively feasible following the public announcement of the Company’s earnings, usually in the first payroll subsequent to that date. ICP Payouts are subject to the collection by the Company of all applicable payroll taxes.

ICP goal rating forms that are submitted late will be paid in the payroll run following submission. If late submission is due to a manager’s oversight, the manager’s payout may be delayed until all his/her direct reports’ ICP forms are submitted for processing.

No Employment Rights

Nothing in the ICP or this summary will confer upon an employee any right to continue as an employee for any period of specific duration or interfere with or otherwise restrict in any way the rights of Micromuse in employment matters, within the context of local labor laws.

Worldwide 2005 ICP Plan Description Final – February 3, 2005	Micromuse Confidential	Page 7

Micromuse Worldwide Incentive Compensation Plan (ICP) – Q1 2005

Name:
Position:
Manager:
Organization:

Guidelines for writing ICP Goals (Salaried Employees Only):

There should be a minimum of three ICP goals, and no more then five. When setting ICP goals, be sure that each is Specific, Measurable, Achievable, Relevant and Time-bound (SMART). Each goal should be reviewed, and agreed to, by the manager and his/her employee.

Goal/Objective	% Weight	Metrics/Success Criteria	Actual Achievement	% Achievement

Review & Acknowledgement of Goals/Objectives		Review & Acknowledgement of ICP Completion Rating

_______________________	________	_______________________	________
Employee	Date	Employee	Date

_______________________	________	_______________________	________
Manager	Date	Manager	Date